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As filed with the Securities and Exchange Commission on March 26, 2018

Registration No. 333-223406

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 3
to

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OneSmart International Education Group Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

165 West Guangfu Road, Putuo District
Shanghai 200063
People's Republic of China
+86-21-5255-9339
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
801 2nd Avenue, Suite 403
New York, NY 10017
+1-212-750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	Chris K.H. Lin, Esq. Daniel Fertig, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road, Central, Hong Kong +852 2514-7600

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

           Emerging growth company ☒

           If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

           †    The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)

Class A Ordinary Shares, par value $0.000001 per share(1)	749,800,000	US$0.325	US$243,685,000	US$30,339

(1)
American depositary shares issuable upon deposit of Class A ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- 223710). Each American depositary share represents 40 Class A ordinary shares.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Full amount has been previously paid.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 2 to the Registration Statement, filed on March 16, 2018.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The post-offering memorandum and articles of association that we expect to adopt (subject to shareholder approval) and to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, willful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors for certain liabilities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

        During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities	Consideration
Happy Edu Inc.	May 4, 2017	1,890,800,066 Class B ordinary shares	US$1890.8
Smart Changing Inc.	May 4, 2017	94,897,359 Class A ordinary shares	US$94.9*
Da Cong Limited	May 4, 2017	224,750,413 series A preferred shares	US$224.8*
Guohe Limited	May 4, 2017	116,506,032 series A preferred shares	US$116.5*
Teakbridge Capital Limited	May 4, 2017	34,193,735 series A preferred shares	US$34.2*
Juniperbridge Capital Limited	May 4, 2017	386,627,266 series A preferred shares	US$386.6*

Purchaser	Date of Issuance	Number of Securities	Consideration
Jiia Hong Limited	May 4, 2017	200,101,339 series A preferred shares	US$200.1*
Vicentsight Limited	May 4, 2017	64,310,946 series A preferred shares	US$64.3*
Xinhua Group Investment Limited	May 4, 2017	64,310,946 series A preferred shares	US$64.3*
Li Yeah Limited	May 4, 2017	14,289,291 series A preferred shares	US$14.3*
Brilight Limited	May 4, 2017	103,614,744 series A preferred shares	US$103.6*
CW One Smart Limited	May 4, 2017	316,858,851 series A preferred shares	US$316.9*
CW One Smart Limited	May 4, 2017	34,496,500 series A-1 preferred shares	US$34.5*
Supar Inc.	May 4, 2017	1,260,700 series A-1 preferred shares	US$1.3*
Origin Investment Holdings Limited	September 21, 2017	926,285,677 series A-1 preferred shares	US$ equivalent of RMB926,285,677
Stonebridge 2017 (Singapore) Pte. Ltd.	September 21, 2017	69,000,000 series A-1 preferred shares	US$ equivalent of RMB69,000,000
Goldman Sachs Asia Strategic Pte. Ltd.	September 21, 2017	603,750,000 series A-1 preferred shares	US$ equivalent of RMB603,750,000
FPCI Sino-French (Mid Cap) Fund	September 21, 2017	241,500,000 series A-1 preferred shares	US$ equivalent of RMB241,500,000
Happy Edu Inc.	November 1, 2017	547,684,500 Class B ordinary shares	US$547.7*
Juniperbridge Capital Limited	November 1, 2017	182,561,500 series A preferred shares	US$182.6*
Jiia Hong Limited	November 1, 2017	81,792,590 series A preferred shares	US$81.8*
Vicentsight Limited	November 1, 2017	26,287,474 series A preferred shares	US$26.3*
Xinhua Group Investment Limited	November 1, 2017	26,287,474 series A preferred shares	US$26.3*
Li Yeah Limited	November 1, 2017	5,840,831 series A preferred shares	US$5.9*
Brilight Limited	November 1, 2017	42,353,131 series A preferred shares	US$42.4*
Directors, executive officers and employees and consultants of our company	Various dates	Options to purchase 292,547,595 Class A ordinary shares(1)	Services to our company

*
These shares were issued to the purchaser at par value in consideration of its execution (through respective affiliate) of the contractual arrangements with the WFOE and/or the VIEs in connection with the 2017 Restructuring.

(1)
All the options were granted pursuant to the Amended and Restated 2015 Plan adopted by the Registrant in April 2017, which was amended in February 2018. See Management—Amended and Restated 2015 Plan" in the prospectus which forms part of this registration statement for details.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (4)   For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 OneSmart International Education Group Limited

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement

3.1	†	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	†	Form of Fifth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)

4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	†	Registrant's Specimen Certificate for Ordinary Shares

4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts

4.4	†	Shareholders Agreement between the Registrant and other parties thereto dated April 21, 2017

4.5	†	Amendment to Shareholders Agreement between the Registrant and other parties thereto dated December 11, 2017

5.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

8.2	†	Opinion of King & Wood Mallesons regarding certain PRC tax matters (included in Exhibit 99.2)

10.1	†	Amended and Restated 2015 Share Incentive Plan

10.2	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.3	†	Form of Employment Agreement between the Registrant and its executive officers

10.4	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

10.5	†	English translation of Exclusive Technology and Consulting Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai OneSmart Education and Training Co., Ltd. dated September 17, 2017

10.6	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

10.7	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated September 17, 2017

Exhibit Number		Description of Document
10.8	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai OneSmart Education and Training Co., Ltd. dated September 17, 2017

10.9	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd.. and its shareholders dated November 1, 2017

10.10	†	English translation of Exclusive Technology and Consulting Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai Rui Si Technology Information Consulting Co., Ltd. dated November 1, 2017

10.11	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd. and its shareholders dated November 1, 2017

10.12	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai Rui Si Technology Information Consulting Co., Ltd. and its shareholders dated November 1, 2017

10.13	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai Rui Si Technology Information Consulting Co., Ltd. dated November 1, 2017

10.14	†	Share Purchase Agreement and its Supplemental Agreement between the Registrant and other parties dated April 21, 2017

10.15	†	Series A-1 Preferred Share Purchase Agreement between the Registrant and other parties dated April 21, 2017

10.16	†	Share Purchase Agreement between the Registrant and other parties dated October 31, 2017

10.17	†	Share Purchase Agreement between the Registrant, Zhang Xi, Happy Edu Inc. and Angus Holdings Limited dated October 27, 2017

10.18	†	English translation of Exclusive Purchase Right Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.19	†	English translation of Exclusive Technology and Consultation Service Agreement between Shanghai Jing Xue Rui Information Technology Co., Ltd. and Shanghai OneSmart Education and Training Co., Ltd. dated January 24, 2018

10.20	†	English translation of Equity Pledge Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.21	†	English translation of Shareholders' Voting Rights Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd., Shanghai OneSmart Education and Training Co., Ltd. and its shareholders dated January 24, 2018

10.22	†	English translation of Loan Agreement among Shanghai Jing Xue Rui Information Technology Co., Ltd. and the shareholders of Shanghai OneSmart Education and Training Co., Ltd. dated January 24, 2018

Exhibit Number		Description of Document
10.23	†	English translation of Payment Agreement among Lina Zheng, OneSmart International Education Group Limited, Shanghai OneSmart, Shanghai Jing Xue Rui Information and Technology Co., Ltd., Shanghai Jing Yu Investment Co., Ltd., Shanghai Xi Zhi Enterprise Management Co., Ltd. and Rui Si dated December 12, 2017.

10.24	†	English translation of Payment Agreement among Guozhi Hu, OneSmart International Education Group Limited, Shanghai OneSmart, Shanghai Jing Xue Rui Information and Technology Co., Ltd., Shanghai Jing Yu Investment Co., Ltd., Shanghai Xi Zhi Enterprise Management Co., Ltd., Rui Si and other parties dated December 12, 2017.

21.1	†	Principal Subsidiaries of the Registrant

23.1	†	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2	†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	†	Consent of King & Wood Mallesons (included in Exhibit 99.2)

23.4	†	Consent of Zhe Wei

23.5	†	Consent of Min Zhang

24.1	†	Powers of Attorney (included on signature page)

99.1	†	Code of Business Conduct and Ethics of the Registrant

99.2	†	Opinion of King & Wood Mallesons regarding certain PRC law matters

99.3	†	Consent of Frost & Sullivan

*
To be filed by amendment.

†
Previously filed.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on March 26, 2018.

OneSmart International Education Group Limited
By:	/s/ XI ZHANG
	Name:	Xi Zhang
	Title:	Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/ XI ZHANG Xi Zhang		Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	March 26, 2018
/s/ DONG LI Dong Li		Director and Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2018
* Zhizhi Gong		Director	March 26, 2018
*By:	/s/ XI ZHANG Name: Xi Zhang Attorney-in-fact		March 26, 2018

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of OneSmart International Education Group Limited has signed this registration statement or amendment thereto in New York on March 26, 2018.

Authorized U.S. Representative
By:	/s/ GISELLE MANON
	Name:	Giselle Manon, on behalf of Law Debenture Corporate Services Inc.
	Title:	Service of Process Officer

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 9. UNDERTAKINGS.
OneSmart International Education Group Limited EXHIBIT INDEX
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES